Double Eagle Petroleum Company
P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR IMMEDIATE RELEASE
Double Eagle Petroleum Reports Project Update
CASPER, Wyo., April 12 /PRNewswire-FirstCall/ — Double Eagle Petroleum Co. (Nasdaq: DBLE) today announced progress and news on the Mad #1 well at Cow Creek Field, progress on the Environmental Impact Study at the Atlantic Rim, and the rig schedule for the deep Madison test at Cow Creek Field and for the Dakota test at our Christmas Meadows Prospect.
Cow Creek Field
The Mad # 1 well has been completed with perforations at a depth of 3,297 to 3,306 feet in the Deep Creek Sandstone in the lower Mesaverde. The well was tested flowing up 7 inch casing at a rate of 934 mcfpd and 744 bwpd with flowing casing pressure of 420 psi on a 20/64 choke. We have 100% working interest in this well with a net revenue interest of 80%.
On April 11, 2006, the Wyoming Oil and Gas Conservation Commission (WOGCC) approved density spacing of two wells per 160-acre tract in a portion of the Eastern Washakie coal bed natural gas play. With respect to acreage included in federal units in that area, which includes all of our producing coal bed methane wells, the Federal Bureau of Land Management (BLM) controls this decision, and the BLM has given no indication of whether its current study on this issue will result in authorization of 80-acre spacing.
The drilling rig that will drill a 12,350 foot Madison test at Cow Creek Field and then drill a 15,750 foot test at our Christmas Meadows Prospect has been delayed finishing a well for another operator. The rig is now expected to arrive at Cow Creek Field around May 15 and then move to Christmas Meadows around July 15.
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells crude oil and natural gas. The Company’s current areas of exploration and development focus on Southwestern Wyoming, the Powder River Basin and the Wind River Basin in Wyoming.
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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.